Exhibit 10.1

TERMINATION AGREEMENT RE: SPECTROSCOPIC TECHNOLOGY

DEVELOPMENT COLLABORATION

This agreement (this “Agreement”) among Guided Therapeutics, Inc., a Delaware USA corporation having a place of business at 5835 Peachtree Corners East, Suite D, Norcross, GA 30092 USA (“GT”); and Konica Minolta Holdings, Inc., a Japanese corporation having an address of 2-7-2 Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan (“KMHD”), and its wholly owned subsidiary, Konica Minolta Technology Center, Inc., a Japanese corporation having an address of 1 Sakura-machi, Hino-shi, Tokyo 191-8511, Japan (“KMTC”), (KMHD and KMTC shall be hereinafter referred to as “Konica Minolta” collectively) is made as of December 31, 2012 (the “Effective Date”).

Recitals:

A.    GT and Konica Minolta Opto, Inc., a wholly owned subsidiary of KMHD (“KMOT”), entered into a certain "Assigned Task Agreement for the Development of Spectography for Barrett's Esophagus (“Project Sangam”) dated February 1, 2010, and certain Agreement for Collaboration in the Development of Spectroscopic Technology dated April 27, 2010 (collectively, the "2010 Agreements").

B.     GT and KMOT extended the 2010 Agreements for a second year pursuant to a certain Agreement for Collaboration in the Development of Spectroscopic Technology dated May 1, 2011, and a related Assigned Task Agreement dated May 1, 2011 (collectively, the "2011 Agreements").

C.     KMOT subsequently assigned all its rights and obligations under the 2010 Agreements and the 2011 Agreements to its affiliate KMTC, which assumed all KMOT's rights and obligations thereunder to GT.

D.    GT and KMTC extended the 2011 Agreements, as so assigned to KMTC, for a second year pursuant to a certain Agreement for Collaboration in the Development of Spectroscopic Technology dated May 1, 2012 (the "2012 Collaboration Agreement"), and a related "Assigned Task Agreement and Agreement for the Development of Spectography for Barrett's Esophagus ('Project Sangam')" dated May 1, 2012 (collectively, the "2012 Agreements").

E.     The parties now desire to terminate the 2010 Agreements, the 2011 Agreements, and the 2012 Agreements (collectively, the "Collaboration Agreements") subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and intending to be legally bound, GT and Konica Minolta agree as follows:

1.      DEFINITIONS

As used in this Agreement:

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(a)	"Licensed Products" means instruments and devices for the spectroscopic measurement of both in vivo and in vitro human tissue for the diagnosis and treatment of upper gastrointestinal and esophageal diseases, including Barrett' s esophagus.
(b)	"Licensed Patents" means the patent applications listed in Exhibit A-I and patents issued from those patent applications, and all foreign equivalent patents or applications claiming a right of priority from those patent applications and all divisions, continuations, continuations-in-part, re-examinations and reissues thereof.
(c)	"Licensed Trade Secret" means technical information related to the Licensed Products which was disclosed to GT by KMTC during and pursuant to the Collaboration Agreements and falls under the definition of "Confidential Information" in those agreements.
(d)	"Licensed Technologies" means the Licensed Patents and the Licensed Trade Secret.

All other capitalized terms not defined in this Agreement will have the meanings assigned to such terms in the 2012 Collaboration Agreement.

2.      TERMINATION OF COLLABORATION AGREEMENTS

2.1.            Termination. Except as otherwise specifically provided in Section 2.2 below, each of the Collaboration Agreements is hereby terminated as of the Effective Date of this Agreement and will have no further force or effect. For avoidance of misunderstanding, GT is hereby released from the further development activities which it was obligated to perform under the 2012 Agreement and KMTC is hereby released from the final payment of $310,000 which it was obligated to make on January 31, 2013, under the 2012 Collaboration Agreement

2.2.            Surviving Sections. Notwithstanding the provisions in Section 2.1 above, the terms of Sections 8 ("PUBLICITY"), 9 ("DISCLAIMER"), and 10 ("LIMITATION OF LIABILITY") of the 2012 Collaboration Agreement will remain in full force and effect indefinitely after the Effective Date and the terms in Section 12 (CONFIDENTIALITY) will remain in full force and effect for five (5) years after the Effective Date. In addition, for purposes of said Section 12, all inventions and technologies of each party created by and resulting from the efforts of each party under and during the Collaboration Agreements will remain property of such party and will be deemed Confidential Information of such party. No license is being granted by either party to the other with respect to such inventions or technology except as specifically provided in this Agreement.

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3.      CLOSE-OUT RESPONSIBILITIES

3.1.            The parties acknowledge that, pursuant to the Collaboration Agreements, KMTC manufactured and sold to GT certain fiber-optic probes for bench testing, clinical tests, and other evaluation purposes and that GT possesses approximately 300 of such probes as of the Effective Date. GT may continue to use such probes for such purposes provided that GT maintains at least $1 million in product liability insurance and names KMTC as an additional insured with respect to such probes until the first anniversary of the Effective Date or until such time as GT certifies to KMTC in writing that GT is no longer so using such devices, whichever occurs later.

3.2.            By no later than February 28, 2013, KMTC will sell to GT all samples of products and product prototypes manufactured or procured by KMTC and described on Exhibit B hereto at the prices for the same specified on such exhibit

3.3.            AS TO THE PRODUCTS OR PRODUCT SAMPLES SOLD TO GT BY KMTC PURSUANT TO SECTION 3.2 ABOVE, KMTC DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING BUT NOT LIMITED TO A WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY'S INTELLECTUAL PROPERTY RIGHT).

4.      GRANT OF LICENSE TO THE LICENSED TECHNOLOGIES

4.1.            Summary of the Licensed Trade Secret. In order to confirm the scope of the Licensed Trade Secret, Konica Minolta shall provide GT with the summary of the Licensed Trade Secret within sixty (60) days from the Effective Date.

4.2.            Grant. Subject to the payments to Konica Minolta by GT pursuant to Exhibit A-2, Konica Minolta hereby grants to GT a world-wide, non-transferrable and non-exclusive right and license (without the right to sublicense) to manufacture, have manufactured, use, import, offer for sale, lease, export, sell and otherwise dispose of the Licensed Products which embody or employ a part or all of the Licensed Technologies

4.3.            Regulatory Compliance. GT is solely responsible for obtaining and maintaining all governmental approvals and permits with respect to manufacturing, using, leasing, importing, exporting, selling and otherwise disposing of the Licensed Products.

4.4.            No Conflicts. Konica Minolta hereby represents that Konica Minolta has legal title to the Licensed Technologies free and clear of any liens or encumbrances and that the execution and performance of this Agreement by Konica Minolta has been duly authorized by all requisite corporate action and does not violate the provisions of any of its formation documents or any law, regulation, order or decree to which Konica Minolta is a party or is bound. Konica Minolta further represents that it is not a party to any option, license or other agreement with any third party that would conflict with the license granted in Section 4.2

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4.5.            Disclaimer. Nothing in this Agreement shall be construed as:

(a)	A warranty or representation by Konica Minolta as to the validity or scope of any of the Licensed Patents; or
(b)	A warranty or representation by Konica Minolta that the Licensed Trade Secret is complete and accurate information; or
(c)	A warranty or representation that anything manufactured, used, sold, or otherwise disposed of under the license granted herein is or will be free from infringement of intellectual property rights of third parties; or
(d)	A requirement that Konica Minolta shall file any patent application, secure any patent, or maintain any patent in force and that Konica Minolta shall obtain GT's consents as to such filing, securing and maintaining; or
(e)	An obligation of Konica Minolta to bring or prosecute actions or suits against third parties for infringement of any intellectual property rights; or
(f)	An obligation of Konica Minolta to perform development for improvement of the Licensed Technologies and to furnish any technical infOlmation concerning the Licensed Technologies; or
(g)	Granting, by implication, estoppels, or otherwise, any licenses or rights under intellectual property rights other than those expressly licensed pursuant to this Section and Exhibits A-I and A-2 hereto.

4.6.            No Warranty. Except as specifically provided herein, Konica Miri6fta does not make any representations or warranties of any kind, express or implied (including but not limited to a warranty of merchantability or fitness for a particular purpose) with respect to the Licensed Technologies, any Licensed Product manufactured, used, sold or otherwise disposed of by or for GT, or any other subject matter hereof. GT agrees to defend, indemnify and hold harmless Konica Minolta from any claims, liabilities and damages arising out of manufacturing, using, selling or otherwise disposing of, by or for GT, Licensed Products which embody or employ the Licensed Technologies, including, but not limited to, any personal injury or product liability claims and any claims of infringement of intellectual property rights of third parties.

5.      TERM AND TERMINATION

5.1.            Unless it is terminated earlier in accordance with Section 5.2 below, this Agreement shall remain in force from the Effective Date until the expiration of the last to expire of the Licensed Patents or the date five (5) years after the Effective Date, whichever comes later.

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5.2.            In the event of a failure by GT to make any payment in full and in a prompt manner as provided in the Exhibit A-2 of this Agreement, or in the event of any other material breach of this Agreement by either GT or Konica Minolta, if such failure or other breach is not corrected within thirty (30) days after written notice complaining thereof is given to the party who has failed to make payment as aforesaid or is otherwise in breach as aforesaid, this Agreement may be terminated forthwith by written notice to that effect from the complaining party; provided however, that such termination due to a failure by GT shall not affect any obligations of payments arising prior to the date the notice of such termination is sent.

5.3.            Notwithstanding the provisions of Sections 5.1 and 5.2 above, Section 2, Section 3, Sections 4.3, 4.4, 4.5 and 4.6, Section 6 and Section 7 shall survive after any expiration and termination of this Agreement. Further, the provisions related to GT's payments and report in Exhibit A-2 shall survive after any expiration or termination of this Agreement until the payment and royalty report of the final Royalty Report Period (defined in Exhibit A-2) are made and delivered.

6.      CONFIDENTIALITY

Each party agrees that, without prior written consent of the other party or unless required by law, court or governmental agency, it shall not disclose to any third party the existence and the terms and the conditions of this Agreement except for such public announcements as GT is required to make by applicable laws or regulations.

7.      MISCELLANEOUS

7.1.            Notices. All notices and other communication required or permitted to be given under this Agreement will be effective upon deposit in the mail, postage prepaid, or delivered by internationally recognized courier service (such as Federal Express or DHL) and addressed to the parties at their respective addresses set forth below unless by such notice a different person or address is designated.

If to GT:

Guided Therapeutics, Inc.

5835 Peachtree Comers East, Suite D

Norcross, GA 30092

Phone: 770-242-8723

Fax: 770-242-8639

Attn: President

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If to Konica Minolta:

Konica Minolta Technology Center, Inc.

1 Sakura-machi, Hino-shi,

Tokyo 191-8511, Japan

Attn: General Manager, Optical Biology Development Center

7.2.            Assignment or Transfer. This Agreement and the license granted herein shall inure to the benefit of the parties hereto. None of the parties shall assign or transfer any of its rights, privileges or obligations hereunder without the prior written consent of the other parties. Nor shall an assignment or transfer of this Agreement and the license granted herein be affected, whether by operation by law, such as by merger or consolidation, sale of business or assets, or by acquisition of a majority of voting stock of GT by a third party without the prior written consent of Konica Minolta. Such consent shall not be unreasonably withheld. Notwithstanding the foregoing, KMTC may assign and transfer this Agreement together with all of its rights and obligations under this Agreement to KMHD without the prior written consent of GT.

7.3.            Assignment of Licensed Technologies. Konica Minolta shall not assign or encumber any of the Licensed Technologies which are licensed hereunder to GT pursuant to this Agreement, unless such assignment or encumbrance is conditioned on the continued effectiveness of the GT's rights set forth in this Agreement

7.4.            Governing Law. All questions concerning the validity, operation, interpretation and construction of this Agreement will be governed by and determined III accordance with the laws of the State of New York excluding its conflict of laws provisions

7.5.            Disputes. All disputes which may arise between the parties hereto, out of or in relation to this Agreement, shall be finally settled by arbitration in Tokyo, Japan, pursuant to the Commercial Arbitration Rules of the Japan Commercial Arbitration Association, if GT requests the arbitration, or in Atlanta, Georgia, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, if Konica Minolta requests the arbitration.

7.6.            Injunctive Relief. Notwithstanding the contrary provisions of Section 7.5, each party hereto will have the right to apply for and obtain a temporary restraining order or other temporary, interim or permanent injunctive or equitable relief from a court of competent jurisdiction in order to enforce the provisions of this Agreement as may be necessary to obtain specific performance or injunctive relief

7.7.            Waivers. No waiver by a party hereto of any breach of any provision hereof will constitute a waiver of any other breach of that provision or any other provision thereof.

7.8.            Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The article and section headings and titles contained herein are each for reference only and will not be deemed to affect the meaning or interpretation of this Agreement. The words "hereby," "herein," "hereinabove," "hereinafter," "hereof," and "hereunder," when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. Each use of the word "include," "includes," or "including" will be deemed in each case to be followed by the words "but not limited to."

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7.9.            Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed to be an original and all of which counterparts, taken together, will constitute one and the same instrument. Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including Adobe Corporation's Portable Document Format) will have the same force and effect as the delivery of an original executed counterpart of this Agreement. Notwithstanding the foregoing, a party who delivers an executed counterpart via such electronic means will nonetheless be obligated to subsequently provide an original signed copy of such document, on paper, to the other party at any time upon request.

7.10.        Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them; and none of the parties will be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. This Agreement may not be modified or altered except in writing by an instrument duly executed by an authorized officer of each party.

[Signatures appear on page 8]

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[Signatures to Termination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

GUIDED THERAPEUTICS, INC. KONICA MINOLTA HOLDINGS, INC.

By: /s/ Mark Faupel By: /s/ Takashi Matsumaru

Mark Faupel, Ph.D. Takashi Matsumaru

President and CEO Senior Executive Officer

Date signed: 31 Jan, 2013 Date signed: 28 Jan, 2013

KONICA MINOLTA TECHNOLOGY CENTER, INC.

By: /s/ Takashi Matsumaru

Takashi Matsumaru

General Manager

System Business Development Division

Date signed: 28 Jan, 2013

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